Exhibit 99.B(d)(10)(vii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

November 14, 2008

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated March 12, 2002, as amended, between Directed Services LLC and Pacific Management Investment Company LLC, (the “Sub-Advisory Agreement”) the sub-advisory fee for ING PIMCO Total Return Portfolio (the “Portfolio”) was reduced on April 1, 2008.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from April 1, 2008 through and including April 1, 2010.

The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the April 1, 2008 expense reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

ING Partners, Inc.

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President